Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-3 of Metalico, Inc. of our reports dated March 16, 2010 relating to our audits of the consolidated financial statements, which audit report includes an explanatory paragraph relating to the Company adopting the new accounting guidance related to noncontrolling interests, and the effectiveness of internal control over financial reporting of Metalico, Inc., which appear in the Annual Report on Form 10-K of Metalico, Inc. for the year ended December 31, 2009. We also consent to the references to our firm under the heading “Experts.”
/s/ J.H. Cohn LLP
Roseland, New Jersey
January 31, 2011